Prime Medical Services, Inc.
                                  PRESS RELEASE


FROM:                 Catherine Hay, AVP - Editorial
                      Elisa Mailman, Sr. AE - Investor Relations
                      Elisa Keys, SVP - Media Relations
                      Porter, LeVay & Rose, Inc.
                      (212) 564-4700

COMPANY               Brad A. Hummel - Pres./CEO
CONTACTS:             John Q. Barnidge - Sr. VP/CFO
                      (512) 328-2892

                              FOR IMMEDIATE RELEASE

      PRIME MEDICAL SERVICES CONFIRMS FOURTH QUARTER AND YEAR-END GUIDANCE Takes Non-Cash Charge for Planned Exit of Refractive Vision Business

         AUSTIN, TX, Feb. 4 - Prime Medical Services, Inc. (NASDAQ: PMSI), announced today that it anticipates achieving its previously stated earnings per share guidance of between $0.11 and $0.12 for the 2001 fourth quarter; and between $0.53 and $0.54 for the year ended December 31, 2001. The Company also announced that it intends to divest its refractive vision correction (RVC) operations, in line with its previous guidance, in order to focus its resources towards greater growth opportunities in its manufacturing and urology businesses. The Company had previously stated it was considering alternatives regarding its continued participation in the RVC business.
         Speaking at the UBS Warburg Global Healthcare Services Conference, Prime CEO Brad Hummel announced that the Company would take a non-recurring charge in the fourth quarter of approximately $35 million to write-down goodwill associated with acquisitions the Company made in the RVC segment during 1999 and 2000, recognize impairment to certain lithotripsy assets, increase reserves for bad debt expense and provide for severance of contractual obligations.

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        Brad Hummel stated, "These charges, which are nearly all non-cash expenses, reflect our earlier stated intention to exit the refractive vision correction business and will permit us to proceed with plans to direct efforts and financial resources to opportunities we feel offer greater growth and reward. We have done a great deal recently to strengthen our lithotripsy and manufacturing platforms and to restructure our management and enhance our access to capital. Not withstanding the effect of the non-recurring charges, we expect to post 4th quarter and fiscal year 2001 earnings per share of $0.12 and $0.54 respectively, in line with previous guidance."
         Prime's Chief Financial Officer John Barnidge, also presenting at the conference, commented "Our RVC business segment remains profitable, but it continues to be negatively impacted by economic and industry specific weaknesses. While we have not concluded a sale of the RVC unit, it is clear that our investment has been significantly impaired. We have also evaluated the carrying value of some of the Company's older lithotripsy partnerships and assigned an impairment specific to those assets. Further, with the benefit of a full year's operation of the Company's new receivable management system in Austin, it is clear that certain receivables held at the partnership level relating to services provided during 1998-2000 are likely uncollectable. Accordingly, as a component of this non-recurring charge, we are increasing our provision for doubtful accounts by approximately $3.8 million to more accurately reflect the value of this asset. It's worth noting that during 1999 and 2000, Prime, at the insistence of its auditors, recognized nearly $2.5 million in income from reserves that management had set aside against this same accounts receivable balance."
         Mr. Hummel further commented, "We've held the view for some time that Prime's equity has been undervalued - by almost any measurement of fundamentals. However, the Company's refractive investment and the former regulatory threat to physician participation in our lithotripsy model contributed to uncertainty about our near-term future. We've chosen to address an exit from RVC head-on and can report that our lithotripsy model is not at all threatened. In fact, all of our 370 lithotripsy contracts are in compliance with the Stark II regulations. We are reaffirming our commitment to the future by taking these pro-active initiatives and going forward.


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         "We see significant untapped potential in our manufacturing unit and are pleased to report that the cloud over our lithotripsy model has been lifted. It is clear that there is an abundance of opportunity for both organic and acquired growth in both of these operating units. Furthermore, the Company's solid balance sheet, coupled with our ability to generate exceptionally strong cash flow year after year, should reassure the investment community that we are well positioned to execute this plan for growth." About Prime Medical Services Inc.
         Prime currently operates a fleet of 68 lithotripters and 15 refractive surgery centers in 33 states. These centers perform approximately 36,000 lithotripsy and 20,000 LASIK procedures on an annualized basis. Lithotripsy is a cost effective, non-invasive method for treating kidney stones through the use of extracorporeal shock waves that pulverize kidney stones and permit them to pass painlessly from the body. LASIK refractive surgery, one of the most advanced forms of laser vision correction, is designed to improve vision and reduce dependence on glasses and contacts by correcting nearsightedness and astigmatism. The Company's lithotripsy and LASIK operations serve nearly 370 institutions and partner with over 1,300 physicians across the United States. Prime's AK Specialty Vehicles unit is the global leader in the design, engineering and construction of mobilized medical, broadcast and special purpose technologies with a delivered base of more than 1,700 units operating around the world.

For more information, visit Prime's website at: www.primemedical.com For investor relations inquiries please call (888) 948-1970 or Email info@primemedical.com and complete the Information Request Form.
Statements in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Prime believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from Prime's expectations include, among others, the existence of demand for and acceptance of Prime's services, the availability of appropriate candidates for acquisition by Prime, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in Prime's periodic filings with the Securities and Exchange Commission.